GOOD TIMES RESTAURANTS

DEVELOPMENT AGREEMENT

BETWEEN

ZEN PARTNERS LLC

AND

GOOD TIMES DRIVE THRU, INC.

December 3, 2007

GOOD TIMES RESTAURANTS

MANAGEMENT AGREEMENT

EXHIBITS:

Exhibit A - Development Area

Exhibit B - Form of Franchise Agreement

Exhibit C - Development Schedule

-i-

GOOD TIMES DRIVE THRU INC.

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT ("Agreement") is made and entered into December 3, 2007, by and between Good Times Drive Thru Inc., a Colorado corporation ("Good Times"), and Zen Partners LLC, a Virginia limited liability company ("Developer").

WITNESSETH:

            WHEREAS, Good Times, as the result of the expenditure of time, skill, effort and money, has developed and owns a unique and distinctive system (the "GOOD TIMES System") related to the establishment and operation of free-standing, drive-thru and walk-up service restaurants featuring a quality, specialized menu (the "Restaurants");

            WHEREAS, the distinguishing characteristics of the GOOD TIMES System include, without limitation, distinctive exterior and interior design, decor, color scheme and furnishings; special recipes and menu items; uniform standards, specifications and procedures for operations; quality and uniformity of products and services offered; procedures for inventory and management control; training and assistance; and advertising and promotional programs; all of which may be changed, improved and further developed by Good Times from time to time;

            WHEREAS, Good Times identifies the GOOD TIMES System by means of certain trade names, service marks, trademarks, logos, emblems and indicia of origin, including but not limited to the mark "GOOD TIMES Burgers & Frozen Custard®", and such other trade names, service marks and trademarks as are now designated and may hereafter be designated by Good Times for use in connection with the GOOD TIMES System (the "Trademarks");

            WHEREAS, Good Times continues to develop, use and control the use of such Trademarks in order to identify for the public the source of services and products marketed thereunder and under the GOOD TIMES System, and to represent the GOOD TIMES System's high standards of quality, appearance and service;

            WHEREAS, Developer wishes to obtain certain rights to develop GOOD TIMES Burgers & Frozen Custard® restaurants (the "Restaurants") using the GOOD TIMES System in the territory described in this Development Agreement;

            NOW, THEREFORE, in consideration of the foregoing, and of the covenants contained herein, Good Times and Developer, intending to be legally bound, hereby agree as follows:

 1.  GRANT

1.1              Subject to the terms and conditions of this Agreement, Good Times hereby grants to Developer the right to develop and establish up to 10 Restaurants in accordance with the GOOD TIMES System at specific locations within the geographic area identified in Exhibit A attached hereto and incorporated herein by reference (the "Development Area").  Developer shall open each Restaurant pursuant to the schedule set forth in Section 3.4 hereof (the "Development Schedule").  Developer shall have the option to establish and additional 15 Restaurants, as more fully set forth in Section 1.6.

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1.2              Except as provided in Article 4 hereof and subject to Good Times' reservation of rights described in Section 1.4 below, Good Times shall not establish, or license anyone other than Developer to establish, any Restaurant under the GOOD TIMES System in the Development Area during the term of this Agreement.

1.3              This Agreement is not a Franchise Agreement, and does not grant to Developer any right to use Good Times' Trademarks or GOOD TIMES System, nor does this Agreement grant to Developer any right to license others under the Trademarks or the GOOD TIMES System.

1.4              Notwithstanding anything contained in this Agreement, Developer acknowledges that Good Times, for itself and its affiliates, retains the rights, among others:

(a)                to use, and to license others to use, the Trademarks and GOOD TIMES System in connection with the operation of a GOOD TIMES Burgers & Frozen Custard Restaurant, at any location other than within the Development Area, provided, however, that after the termination or expiration of this Agreement and expiration of the right of first refusal granted in Article 4, Good Times may develop, or license others to develop, such Restaurants in the Development Area;

(b)               to use the Trademarks to identify services and products, promotional and marketing efforts or related items, and to identify products and services similar to those which Developer or its affiliates and related entities will sell, but made available through alternative channels of distribution other than through GOOD TIMES Burgers & Frozen Custard Restaurants, at any location including within the Development Area, which alternative channels may include but are not limited to wholesale distribution, internet sales, mail order, catalog or retail restaurant display; and

(c)                to, at any location including within the Development Area, use and license the use of other proprietary marks or methods in connection with the sale of products and services similar to those which Developer will sell, whether in alternative channels of distribution or in connection with the operation of restaurants which sell freshly prepared hamburgers, cheeseburgers, chicken sandwiches, various frozen custard treats, french fries, milkshakes, soft drinks and similar items at any locations, which businesses are the same as, or similar to, or different from GOOD TIMES Burgers & Frozen Custard Restaurants, on any terms and conditions as Good Times deems advisable.

1.5              The rights granted to Developer in this Agreement have been granted in reliance on Developer's representations and assurances, including, without limitation, Developer's representations and assurances that the conditions set forth in Article 1 and Article 3, of this Agreement will be met by Developer in a timely manner.

1.6              Developer shall have the option to develop up to an additional 15 Restaurants under the terms and conditions of this Agreement.  This option shall be exercisable on or before December 31, 2012 and shall be exercised as follows:

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(a)                Developer shall send written notice to Good Times prior to the Opening Date of the last Restaurant set forth in the Development Schedule attached hereto as Exhibit C (the "Option Notice").  The Option Notice shall include a proposed development schedule for the additional Restaurants (which shall include the number of Restaurants, not to exceed 15, to be developed and the schedule for the opening of these Restaurants, which shall not exceed a period of 5 years); a proposed area or areas where the additional Restaurants will be developed; and, identify whether Developer desires that Good Times manage all the Restaurants pursuant to the Management Agreement or Developer will operate all the Restaurants pursuant to Franchise Agreements; provided, however, if Developer has exercised its right to terminate the Management Agreement and operate the Restaurants as franchises prior to the date of the exercise of this option, then all Restaurants to be developed pursuant to this option shall be operated pursuant to Franchise Agreements.

(b)               Within 30 days after receipt of the Option Notice, Good Times shall notify Developer if it accepts or rejects the proposed new development schedule and area for development of the Restaurants (the "Option Response Notice").  If Good Times accepts Developer's proposed new development schedule and area for development of the Restaurants in full, then Good Times will prepare and submit to Developer, for its execution, an amendment to this Agreement to incorporate the foregoing (the "Additional Development Amendment"), which shall become effective upon execution of the Additional Development Amendment by Good Times and Developer.  If Good Times rejects any of the foregoing, the Option Response Notice shall include Good Times' proposed development schedule (which shall not be for a period of less than 5 years) and area for development of the additional Restaurants.

(c)                Within 30 days after receipt of the Option Response Notice, Developer shall notify Good Times if it accepts or rejects Good Times' proposed new development schedule and area for development of the Restaurants.  If Developer accepts Good Times' proposed new development schedule and area for development of the Restaurants in full, then Good Times will prepare and submit to Developer, for its execution, the Additional Development Amendment to incorporate the foregoing, which shall become effective upon execution of the Additional Development Amendment by Good Times and Developer.  If Developer rejects any of Good Times' proposals, Good Times and Developer shall meet within 30 days to resolve any differences between Good Times' proposals and Developer's proposals.  If the parties can resolve their differences, Good Times will prepare and submit to Developer, for its execution, the Additional Development Amendment to incorporate the agreed upon new development schedule and area for development of the Restaurants, which shall become effective upon execution of the Additional Development Amendment by Good Times and Developer.  If Good Times and Developer cannot agree on a new development schedule and area for development of the Restaurants within 90 days after Developer's receipt of the Option Response Notice, then the option granted by this Section shall expire.

 2. DEVELOPMENT FEE

Developer shall pay to Good Times a development fee of $5,000 per Restaurant to be developed pursuant to this Agreement (the "Development Fee") for each Restaurant to be developed pursuant to the Additional Development Amendment.  The Development Fee for each Restaurant shall be paid upon the execution of the Additional Development Amendment.  Upon payment, the Development Fee shall be deemed fully earned and non-refundable in consideration for, among other things, administrative and other expenses incurred by Good Times in granting the development rights and for the development opportunities lost or deferred as a result of such rights granted Developer.  For each Restaurant to be developed pursuant to a Franchise Agreement, Good Times will credit the Development Fee applicable to each Restaurant toward the franchise fee for that specific Restaurant when Developer signs the Franchise Agreement for such Restaurant.

 3.  SCHEDULE AND MANNER FOR EXERCISING DEVELOPMENT RIGHTS

3.1              Pursuant to the terms and conditions of the Site Selection, Construction Management and Pre-Opening Services Agreement (the "Site Selection Agreement") which has been entered into between Developer and Good Times contemporaneously with this Agreement and the management agreement (the "Management Agreement") between Developer and Good Times (the "Manager"), Good Times shall locate a site, and assist Developer to acquire such site by lease or purchase agreement, construct, fixturize and equip each Restaurant to be built at the site in accordance with the Site Selection Agreement.  In addition, Developer shall have the right to propose sites to Good Times, to be managed by Manager pursuant to the Management Agreement.

3.2              Upon approval of each site for a Restaurant by Good Times and Developer, Developer will:

(a)                Execute an additional Exhibit B to the Management Agreement (the "Exhibit B Amendment"), so that Manager will operate the Restaurant pursuant to the Management Agreement on behalf of Developer for the first ten (10) Restaurants developed by Developer; and, thereafter, subject to the amendment to this Agreement described in Section 1.6; and

(b)               If Developer exercises its option pursuant to Section 1.6 to develop additional Restaurants, execute Good Times' then-current form of franchise agreement (the "Franchise Agreement") (the current form of Franchise Agreement is attached hereto as Exhibit B) for such Restaurants, unless Manager agrees to manage any of such additional Restaurant pursuant to the terms of the Management Agreement, with such modifications as Manager deems appropriate, in which case Developer will execute an Exhibit B Amendment for such Restaurant.

The Franchise Agreement for Restaurant shall be the form of Franchise Agreement being offered by Good Times at the time each development right is exercised; provided, however, that Developer shall not be required to pay fees or make advertising contributions or expenditures in amounts which are in excess of the maximum amounts that Developer may be required to pay, contribute or expend under the Franchise Agreement attached hereto as Exhibit B.  In the event that Developer does not exercise its right to develop a Restaurant on any proposed site offered by Good Times, so long as such proposed site is not within one mile of a Restaurant owned by Developer, Good Times may operate a Restaurant on such site for itself, or an affiliate, or franchise another person to do so in the Development Area, notwithstanding any provision of this Agreement, the Site Selection Agreement or Management Agreement.

3.3              The Exhibit B Amendment or Franchise Agreement, as the case may be, for each site shall be executed by Developer and submitted to Good Times no later than 10 days prior to execution of any lease or purchase agreement for the proposed site for the Restaurant.  The initial franchise fee to be paid by Developer for each Restaurant to be operated under a Franchise shall be Good Times' then-current franchise fee less the Development Fee paid for such Restaurant and shall be payable upon the execution of the Franchise Agreement with respect to such Restaurant.  Once paid, the franchise fee shall be deemed fully paid and wholly non-refundable.

3.4              Recognizing that time is of the essence, Developer agrees to exercise each of the development rights granted hereunder in the manner specified above, provided that each of the Restaurants is open for business not later than the applicable date set forth on Exhibit C.  Except to the extent attributable to strikes, lockouts, fire and other casualties and acts of God beyond Developer's reasonable control, failure by Developer to adhere to the foregoing development schedule shall constitute a default under this Agreement as provided in Article 6 hereof, and Developer shall thereafter have no further rights to develop and operate Restaurants for which a Franchise Agreement has not been executed by Developer and Good Times.

 4.  RIGHT OF FIRST REFUSAL

            If Good Times proposes to franchise or to establish any Restaurants in the Development Area other than those sites presented to Developer pursuant to Section 3.1, and if Developer is then in substantial compliance with all terms and conditions of this Agreement, the Management Agreement and of all Franchise Agreements between Developer and Good Times or its Affiliates, Developer shall have a right of first refusal to enter into a Franchise Agreement or add such Restaurant to the Management Agreement, in accordance with and subject to the procedures set forth in Section 3.1.  In that event, Good Times shall submit to Developer the form of Franchise Agreement which Good Times proposes to enter into with a third party or if Good Times proposes to establish a Restaurant itself in the Development Area, Developer shall have 30 days to execute and return Good Times' then current form of Franchise Agreement or Exhibit B Amendment, if applicable, to Good Times and to pay to Good Times any initial fees required thereunder.  Notwithstanding anything to the contrary in the Franchise Agreement to be executed by Developer pursuant to its right of first refusal pursuant hereto, Developer shall be required to pay the initial franchise fee then being charged to new franchisees for each Restaurant.  In the event that Developer does not exercise its right of first refusal with respect to the site offered by Good Times, Good Times may operate a Restaurant on such site for itself, or an affiliate, or franchise another person to do so in the Development Area, notwithstanding any provision of this Agreement, the Site Selection Agreement or Management Agreement.

 5.  DUTIES OF THE PARTIES

5.1              To assist in the development of the Restaurants, Good Times shall make available to Developer the following for each Restaurant to be operated pursuant to a Franchise Agreement:

(a)                Provision of the initial training program to be conducted at Good Times' designated training facilities or at another location designated by Good Times, as described in the Franchise Agreement.  Developer acknowledges that Good Times shall have the right, in Good Times' sole discretion, to waive the initial training program under the Franchise Agreement, for the second and each subsequent Restaurant developed as a franchise under the terms of this Agreement.|

(b)               Provision of written specifications for a Restaurant that shall include, without limitation, specifications for space requirements, build-out and the demographics and character of the surrounding market area.  Developer acknowledges that Good Times shall have no other obligation to provide assistance in the selection and approval of a Restaurant other than the provision of such written specifications and approval or disapproval of a proposed Restaurant, which approval or disapproval shall be based on information submitted to Good Times in a form sufficient to assess the proposed location as may be reasonably required by Good Times.  If Good Times conducts on-site evaluations of Developer's proposed Restaurants, Good Times reserves the right to charge Developer for its reasonable travel and living expenses incurred if more than two on-site evaluation visits are necessary.

(c)                The standard blueprints for the Restaurant structure and such specifications and layouts for the equipment, furnishings, décor and signs identified with Good Times' prototype freestanding Restaurant building as Good Times makes available from time to time, provided, however, Developer shall be responsible for assuring the necessary alterations are made to the same in order to fit the needs of the Developer, the Restaurants, local zoning, local, state and federal laws and regulations, including, without limitation, the federal Americans' With Disabilities Act.

(d)               Assistance with respect to the selection of suppliers and the purchase of equipment and products (lists of approved suppliers to be provided to Developer together with specifications relating thereto), including, but not limited to, kitchen equipment, cash registers, paper products and cleaning supplies.

(e)                Provision of an operations manual in accordance with the Franchise Agreement.

5.2              Developer accepts the following obligations:

(a)                Developer shall comply, except as otherwise approved in writing by Good Times, with the following requirements throughout the term of this Agreement:

(i)                 Developer shall furnish Good Times with its articles of incorporation, bylaws, partnership agreement, articles of organization, operating agreement or other applicable governing documents and any other documents Good Times may reasonably request and any amendments thereto.

(ii)               Developer shall maintain stop transfer instructions against the transfer on its records of any equity securities, ownership or partnership shares or certificates; and shall issue no securities without the following legend on each certificate representing the same:

The transfer of these securities or equities, as applicable, is subject to the terms and conditions of a Development Agreement with Good Times Drive Thru Inc. dated December 3, 2007.  Reference is made to such Development Agreement.

(iii)             Developer shall maintain a current list of all owners, shareholders, members, partners, and other equity owners in the Developer entity of record and all beneficial owners of any class of voting stock of Developer and shall furnish such list to Good Times upon request.

(b)               Developer's chief executive officer shall serve as the "Operating Principal" of Developer and shall meet the following qualifications:

(i)                 own at least 10 percent equity interest (including profits) and at least 10 percent interest in any voting rights in Developer during the entire period he serves as Operating Principal; and

(ii)               be a person otherwise approved by Good Times, which approval shall not be unreasonably withheld.

If, at any time or for any reason, the Operating Principal no longer meets the above qualifications, Developer shall promptly designate another Operating Principal subject to the qualifications listed above.  Any sale, transfer or assignment of the Operating Principal's interest in Developer, or any portion thereof, which shall reduce the Operating Principal's equity interest and/or voting rights in Developer to less than 10 percent of the total, will be deemed a transfer of a controlling interest and be subject to the terms and conditions of transfer set forth in Article 8 hereof.  Any failure to comply with such terms and conditions will be deemed a default hereunder by Developer.

(c)                Developer shall comply with all other requirements set forth in this Agreement.

(d)               Developer shall at all times during and after the term of this Agreement hold in confidence any and all materials and information furnished or disclosed to Developer by Good Times and shall not disclose such information or materials to any person, corporation or business entity, except to such of Developer's employees, officers, members, directors, lenders, representatives or agents who must have access to it in connection with their employment.  Developer shall not at any time, without Good Times' prior written consent, copy, duplicate, record or otherwise reproduce such materials or information, in whole or in part, nor otherwise make the same available to any unauthorized person.

(e)                Developer shall comply with all laws, ordinances and regulations affecting the development and operation of the Restaurants contemplated hereunder.

 6.  TERM AND TERMINATION

6.1              This Agreement shall commence as of the date of execution hereof and shall terminate on the last Opening Date set forth in the Development Schedule above, unless Developer exercises its option, pursuant to Section 1.6 to develop additional Restaurants, in which case this Agreement and shall terminate on the last Opening Date set forth in the Additional Development Schedule.  Good Times shall have the right, after expiration of the term of this Agreement, to establish, or license any other party to establish Restaurants anywhere within the Development Area.

6.2              Subject to the notice and cure provisions of Section 6.4 below, the occurrence of any of the following events shall constitute a default under this Agreement:

(a)                If Developer fails to comply with the Development Schedule, as amended by the Additional Development Amendment, if applicable;

(b)               If Developer makes, or has made, any material misrepresentation to Good Times in connection with obtaining this Agreement, the Site Selection Agreement, Management Agreement or any other approval or acceptance hereunder;

(c)                If Developer fails to obtain Good Times' prior written approval or consent as expressly required by any provision of this Agreement, the Site Selection Agreement or Management Agreement;

(d)               If Developer, or persons controlling, controlled by or under common control with Developer, shall have any interest, direct or indirect, in the ownership or operation of any other restaurant in violation of Section 8.3.

(e)                If Developer, or persons controlling, controlled by or under common control with Developer, shall sell, assign, transfer or convey any controlling interest in Developer or in a Restaurant to a third party other than in accordance with Article 7 hereof;

(f)                If Developer defaults in the performance of any obligation or covenant under this Agreement, the Site Selection Agreement, Management Agreement, any Franchise Agreement or under any other agreement between Good Times and Developer; or

(g)                If Developer shall become insolvent, shall be adjudicated as bankrupt or insolvent, shall file or have filed against it a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States; or if a receiver, permanent or temporary, of the business, assets or property of Developer or any such person, or part thereof, is appointed by a court of competent authority; or if Developer or any such person requests the appointment of a receiver or makes a general assignment for the benefit of creditors; or if a final judgment against Developer or any such person in the amount of $10,000 or more remains unsatisfied of record for 90 days or longer; or if the bank accounts, property or receivables of Developer or any such person are attached and such attachment proceedings are not dismissed within a 30-day period; or if execution is levied against the business or property of Developer or any such person or if suit to foreclose any lien or mortgage against a Restaurant developed hereunder, the premises thereof or equipment thereon is instituted and not dismissed within 30 days.

            Each default specified in subsections (b), (d), (e) and (g) shall be deemed a "primary default."  Each default specified in subsections (a), (c) and (f) shall be deemed a "secondary default".

6.3              Upon occurrence of a primary default of this Agreement, Developer will be deemed in default hereunder and all rights granted hereunder shall, at Good Times' option, terminate upon notice to Developer, without prejudice to any other rights or remedies contained in this Agreement or provided by law or equity.

6.4              No occurrence of a secondary default specified in Section 6.2 above shall constitute a default of this Agreement, except upon the failure of Developer to fully remedy such default to the reasonable satisfaction of Good Times within 30 days, or such longer period as may be required by applicable law, following notice from Good Times to Developer of such default; provided, however, that if, at the end of such time period for remedying such default, Developer has not fully remedied such default for reasons not within the reasonable control of Developer (as determined in the sole discretion of Good Times) but has been diligently proceeding in good faith and is continuing to diligently proceed in good faith to fully remedy such default, such time period shall be extended for as long as reasonably necessary for Developer to fully remedy such default.  Upon failure of Developer to timely cure a secondary default of this Agreement, Good Times may by notice to Developer immediately or after such time as may be required by applicable law, without prejudice to any other rights or remedies contained in this Agreement or provided by law or equity, terminate this Agreement. The foregoing opportunity to remedy a default shall not be available to Developer with respect to the reoccurrence of the same default within six months following the most recent occurrence of such default.

6.5              Upon termination of this Agreement, Developer shall have no right to establish or operate any Restaurant for which a Franchise Agreement has not been executed by Developer and Good Times at the time of termination or which is not being Managed by Manager pursuant to the Management Agreement; and Good Times shall be entitled to establish, and to franchise others to establish, Restaurants in the Development Area, except as may be otherwise provided in Article 4 or under any other agreement which is then in effect between Good Times and Developer.  Developer must comply with the restrictive covenants contained in Article 8 after termination or expiration.

6.6              No default under this Development Agreement shall thereby constitute a default under any Franchise Agreement or the Management Agreement.

6.7              No right or remedy herein conferred upon or reserved to Good Times is exclusive of any other right or remedy provided or permitted by law or in equity.

6.8              Any notice required to be given Developer shall state with particularity the default with respect to which such notice shall be given.  Developer shall be liable for any attorneys' fees incurred by Good Times in connection with the termination of this Agreement or for the enforcement of any term or condition of this Agreement.

6.9              In the event of termination of this Agreement for any reason, Developer shall remain subject to the provisions of Article 8 of this Agreement regarding nondisclosure and covenants not to compete, as such covenants relate to Developer's obligations under this Agreement.  Developer's rights and obligations under any other agreement between Developer and Good Times shall not be affected hereby unless such other agreement has also been terminated.

6.10          In the event of any default on the part of either party to this Agreement, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorneys' fees, incurred by the aggrieved party in any legal action, arbitration or other proceeding as a result of such default, plus interest equal to the lesser of (a) the daily equivalent of the prime rate published by the Wall Street Journal plus five percent (5%), or (b) the highest rate then permitted by applicable law, for each day the amount is past due, which shall be compounded monthly, if permitted by applicable law.

7.  TRANSFER OF INTEREST

7.1              Developer understands and acknowledges that the rights and duties set forth in this Agreement are personal to Developer, and are granted in reliance on the business skill, financial capacity and personal character of Developer's members.  Accordingly, Developer shall neither directly nor indirectly sell, assign, transfer nor encumber this Agreement, the development rights granted by this Agreement or any other interest hereunder, nor suffer or permit any such assignment, transfer or encumbrance to occur by operation of law or otherwise, without the prior written consent of Good Times, which shall not be unreasonably withheld, and in determining whether to reasonably grant such consent, Good Times shall be entitled to consider, among other elements, the financial capability, the operational experience and the reputation of the proposed transferee.  It shall not be unreasonable for Good Times to withhold its consent if such transfer is proposed to be made during the 12 months following execution of this Agreement (unless such transfer is made upon death or mental incompetency pursuant to Section 7.7 below), or if such transfer is not made in conjunction with a simultaneous transfer of all interests held by Developer in the Management Agreement and all Franchise Agreements executed pursuant to this Agreement.  Subject to Section 7.5 below, the terms of this Section 7.1 shall be deemed to apply to any direct or indirect sale, resale, pledge, assignment, transfer or encumbrance of the voting stock of or other ownership interest in Developer which would, alone or together with other related, previous, simultaneous or proposed transfers, result in a change of "control" of Developer, meaning the beneficial ownership of 51 percent of the 51% of the membership interests in Developer entitled to vote.

7.2              If Developer receives from a third party, and desires to accept, a bona fide written offer to purchase the development rights granted by this Agreement, Developer shall transmit a copy of such offer to Good Times, and Good Times or its designee shall have the right, but not the obligation, exercisable within 30 days after receipt of such copy and the other information set forth in this Section 7.2, to purchase such development rights on the same terms and conditions as offered by such third party.  In order that Good Times may have information sufficient to enable it to determine whether to exercise its right, Developer shall deliver to Good Times such information about the business and operations of Developer as Developer has provided to such third party.  If at the end of such period, Good Times does not exercise its right, Developer may, within six months from the expiration of such 30-day period, sell, assign and transfer its development rights hereunder to such third person, provided that Good Times has consented to such transfer as required herein.  Any material change in the terms of the offer prior to closing of the sale to such third party shall constitute a new offer, subject to the same rights of first refusal by Good Times or its designee as in the case of an initial offer.  Failure by Good Times to exercise the right afforded by this Section 7.2 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 7.2 with respect to a subsequent proposed transfer.

7.3              Developer acknowledges and agrees that the restrictions on transfer imposed herein are reasonable and are necessary to protect the development rights granted herein, the GOOD TIMES System, as well as Good Times' excellent reputation and image, and are for the protection of Good Times and Developer.  Any assignment or transfer permitted by this Article 7 shall not be effective until Good Times receives a completely executed copy of all transfer documents and consents in writing.

7.4              Consent to such assignment or transfer otherwise permitted or permissible as reasonable may be refused unless:

(a)                All obligations of Developer created by this Agreement, the Site Selection Agreement and Management Agreement or created under any other agreement with Good Times are assumed by the transferee;

(b)               All of Developer's accrued monetary obligations and all other outstanding obligations to Good Times shall have been satisfied;

(c)                Developer is not in default in any material respect under this Agreement, the Site Selection Agreement, Management Agreement or any other agreement with Good Times;

(d)               If any of the Restaurants are being operated pursuant to a Franchise Agreement, Transferee, and such employees of the transferee as Good Times may reasonably designate, complete to Good Times' satisfaction any training program then in effect for developers on Good Times' then current terms prior to the date of transfer;

(e)                Developer satisfies Good Times that the transferee meets substantially all of the requirements of Good Times for developers, including, but not limited to, good reputation and character, business acumen, operational ability, financial strength and other business considerations;

(f)                Transferee executes or assumes a development agreement, site selection agreement and management agreement with Good Times containing terms and conditions similar to those of this Agreement, the Site Selection Agreement and  Management Agreement;

(g)                Developer executes a general release, in a form satisfactory to Good Times, of any and all claims against Good Times; and

(h)               Developer pays to Good Times a transfer fee of $7,500 to reimburse Good Times for its reasonable costs and expenses associated with reviewing and processing the transfer request and for training and providing other initial assistance to transferee.

7.5              Developer shall not make any offering (as such term is defined under the Securities Act of 1933), private or public, of securities of any nature in Developer or a Restaurant without the prior written consent of Good Times, which consent shall not be unreasonably withheld, and all materials to be utilized for the offering shall be submitted to Good Times in connection with the application for such consent.  No Developer offering may imply (by use of the Trademarks or otherwise) that Good Times is participating as an underwriter, issuer or offeror of Developer's securities; and Good Times' review of any offering shall be limited solely to the subject of the relationship between Developer and Good Times.  Developer and other participants in the offering shall fully indemnify Good Times in connection with the offering.  For each proposed offering Developer shall pay to Good Times a non-refundable fee of $5,000, or such greater amount as is necessary to reimburse Good Times for its reasonable costs and expenses associated with reviewing the proposed offering.  Developer shall give Good Times written notice at least 30 days prior to the commencement of any offering or other transaction covered by this Agreement.

7.6              This Agreement shall inure to the benefit of Good Times, its successors and assigns, and Good Times shall have the right to transfer or assign all or any part of its interest herein to any person or legal entity, provided that such person or entity expressly assumes the obligations of Good Times hereunder.

7.7              Upon the death or mental incapacity of Developer, or any person controlling Developer, Developer's rights under this Agreement (or any such person's interest therein) shall terminate and the executor, administrator or personal representative of such person shall transfer such person's rights under this Agreement within six months after such death or mental incapacity his interest to a third party in accordance with the terms and conditions of this Article 7.  Immediately following the death or mental incapacity described herein and until such transfer is made, Good Times shall have the right to operate any Restaurant being operated pursuant to a Franchise Agreement under the terms of the Management Agreement and Good Times shall be indemnified and held harmless for such operation by Developer.

8.  COVENANTS; ACKNOWLEDGEMENTS AND WAIVERS

8.1              Developer covenants that during the term of this Agreement, except as otherwise approved in writing by Good Times, Developer and the Operating Principal shall devote best efforts to the business contemplated hereunder, including the establishment of the Restaurants to be developed hereunder.

8.2              Developer specifically acknowledges that, pursuant to this Agreement, Developer will receive valuable confidential information, including, without limitation, information regarding the site selection and marketing methods and techniques of Good Times and the GOOD TIMES System, and that Developer has the exclusive right and obligation under this Agreement to identify sites and develop the Development Area for the benefit of the GOOD TIMES System.  Developer covenants that during the term of this Agreement, the Site Selection Agreement, Management Agreement and any Franchise Agreement, except as otherwise approved in writing by Good Times, Developer shall not, either directly or indirectly, hire any key employee of Good Times during such time as such employee is employed by Good Times or within six months after the termination of employment of such employee with Good Times without Good Times' prior written consent and without payment of reasonable consideration to Good Times.  Such payment shall be deemed in consideration for, among other things, the expenses incurred by Good Times in training such key employee.  For purposes of this subparagraph "key employee" shall be defined as any employee of Good Times in a position of manager or assistant manager in any of Good Times' GOOD TIMES Burgers & Frozen Custard Restaurants, or any officer of Good Times or any staff employee in any main or branch office of Good Times who possesses any proprietary information relating to the ongoing operations of Good Times.

8.3              During the Term of this Agreement and for three (3) years after this Agreement expires or terminates, Developer, its officers, directors, partners, agents and management employees, and persons controlling, controlled by or under common control with Developer (collectively, "Restricted Parties"), shall not, without Good Times' prior written consent, have any interest, direct or indirect, in the ownership or operation of any restaurant or business featuring hamburgers or frozen desserts ("Competitive Products") or deriving more than 25% of its gross revenues from the sale of Competitive Products ("Competitive Business") or any quick-service restaurant; provided, however, a Competitive Business shall not include (i) a GOOD TIMES Burgers & Frozen Custard Restaurant operated by Developer pursuant to a Franchise Agreement; (ii) a Competitive Business or any quick-service restaurant outside of the Development Area, so long as the Restricted Party (other than Developer or David Grissen) does not have a principal ownership interest in or managerial position with such Competitive Business; or, (iii) a direct or indirect interest in a Competitive Business whose stock is registered under the Securities Exchange Act of 1934 and if the Restricted Parties own less than 5% beneficial interest in the outstanding securities of such corporation.

8.4              Developer, its officers, directors, partners, agents and management employees and other employees who have had access to the Operations Manual, as described in the Franchise Agreement and Management Agreement, and persons controlling, controlled by or under common control with Developer, shall at all times during and after the term of this Agreement hold in confidence the GOOD TIMES System and all parts thereof, and shall not disclose the GOOD TIMES System or any part thereof, including, but not limited to, Good Times' Operations Manual, recipes, methods of food preparation and other trade secrets to any person, corporation or business entity.  It is understood and agreed that the GOOD TIMES System is an advanced program of accounting, identification schemes, management systems, techniques and business operations and systems that would, if used by other persons, firms or corporations, give such other persons, firms or corporations a substantial competitive advantage which is presently enjoyed by Good Times.  Developer accordingly agrees that it shall not at any time, without Good Times' prior consent, disclose (except to such employees or agents as must have access to such information in order to construct or operate a Restaurant) or use or permit the use of the GOOD TIMES System or the Trademarks, or any part thereof (except as may be required by applicable law or authorized by this Agreement), and Developer shall take reasonable action to preserve the confidentiality of such information with respect to its use by third persons.

8.5              The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement.  The terms, conditions, representations, obligations, liabilities and warranties contained in this Article 8 shall survive the expiration or earlier termination of this Agreement.

8.6              Developer agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by Good Times in connection with any action to enforce this Article 8 in which Good Times prevails.

8.7              Developer acknowledges that Developer's violation of the terms of this Article 8 will result in irreparable injury to Good Times for which no adequate remedy at law may be available, and Developer accordingly acknowledges and agrees that Good Times, in addition to any other remedies, may seek an injunction prohibiting any conduct by Developer in violation of the terms of this Article 8, and Developer hereby consents to any such injunction.

8.8              WAIVERS.

(a)                JURISDICTION AND VENUE. DEVELOPER AND GOOD TIMES WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR PROCEEDING PURSUED BY GOOD TIMES OR DEVELOPER IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 13.2.

(b)               TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)                CLASS ACTIONS. DEVELOPER AGREES THAT, FOR GOOD TIMES' CHAIN OF BRAND RESTAURANTS TO FUNCTION PROPERLY, OPERATOR SHOULD NOT BE BURDENED WITH THE COSTS OF ARBITRATING OR LITIGATING SYSTEM‑WIDE CLAIMS. ACCORDINGLY, DEVELOPER AGREES THAT ANY DISAGREEMENT BETWEEN DEVELOPER AND GOOD TIMES SHALL BE CONSIDERED UNIQUE AS TO ITS FACTS AND SHALL NOT BE BROUGHT AS A CLASS ACTION, AND DEVELOPER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO BRING A CLASS ACTION OR MULTI-PLAINTIFF, CONSOLIDATED OR COLLECTIVE ACTION AGAINST OPERATOR OR ANY OF ITS AFFILIATES.

(d)               PUNITIVE DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAW SUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR A RESTAURANT, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM FOR THEMSELVES, AND EACH OF THEIR RESPECTIVE PARENT COMPANIES, EQUITY OWNERS AND GUARANTORS, AND EACH THEIR RESPECTIVE AFFILIATES, AND EACH OF THE SHAREHOLDERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS OF ANY OF THE FOREGOING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN OPERATOR'S STATUTORY RIGHTS AND REMEDIES RELATING TO TRADEMARKS, COPYRIGHTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

8.9              Survival.

This Section 8 shall survive the expiration or termination of this Agreement.

9.  NOTICES

           All notices, requests, approvals and other communications hereunder shall be in writing and shall be duly given by hand delivery or sent by registered or certified mail, postage prepaid, addressed as follows:

(a)                If to Good Times:

                                   Good Times Drive Thru Inc.

                                   601 Corporate Circle

                                   Golden, CO  80401

(b)               If to Developer:

                                   Zen Partners LLC

                                   ____________________________

                                   ____________________________

or at such other address as Good Times or Developer shall have specified by notice to the other party hereunder.

   10.  INDEPENDENT CONTRACTOR, WARRANTY, INDEMNIFICATION AND HOLD HARMLESS PROVISION.

10.1          It is understood and agreed by Good Times and Developer that this Agreement does not create a fiduciary relationship between them; that Developer is an independent contractor; and that nothing in this Agreement is intended to constitute either party hereto an agent, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

10.2          Good Times and Developer expressly mutually warrant to each other that this Agreement does not breach any other agreement to which either is a party.  Developer agrees to indemnify, defend and hold harmless Good Times from any claim, liability, cost or damage Good Times may incur, including reasonable attorney's fees, as a result of claims, demands, costs or judgments of any kind or nature by any third person arising out of, or otherwise connected with, this Agreement or the exercise of the development rights hereunder by Developer.  Good Times agrees to indemnify and hold harmless Developer from any claim, liability, cost or damage Developer may incur, including reasonable attorney's fees, as a result of claims, demands, costs or judgments of any kind or nature by any third person arising out of, or otherwise connected with, any development rights or Restaurant owned by Good Times.

11.  APPROVALS AND WAIVERS

11.1          Good Times makes no warranties or guarantees upon which Developer may rely and assumes no liability or obligation to Developer or any third party to which it would not otherwise be subject, by providing any waiver, approval, advice, consent or services to Developer in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor.

11.2          All rights and remedies of Good Times and of Developer enumerated in this Agreement shall be cumulative and, except as specifically contemplated otherwise by this Agreement, none shall exclude any other right or remedy allowed at law or in equity and such rights or remedies may be exercised and enforced concurrently.  No waiver by Good Times or by Developer of any covenant or condition or the breach of any covenant or condition of this Agreement to be kept or performed by the other party shall constitute a waiver by the waiving party of any subsequent breach of such covenant or condition or authorize the breach or non-observance on any other occasion of the same or any other covenant or condition of this Agreement.  Subsequent acceptance by Good Times of any payments due to it hereunder shall not be deemed to be a waiver by Good Times of any preceding breach by Developer of any terms, covenants or conditions of this Agreement.

11.3          Whenever this Agreement requires the prior approval or consent of Good Times, Developer shall make a timely written request to Good Times therefor, and such approval shall be obtained in writing.  No approval or consent of Good Times required hereunder shall be effective unless it is in writing and signed by Good Times.  Similarly, a request by Developer to Good Times shall not be effective unless it is in writing and signed by Developer and received by Good Times at its address set forth herein.  Good Times shall also consider granting, in its sole discretion, other reasonable requests individually submitted in writing by Developer for Good Times' prior written waiver of any obligation imposed by this Agreement.  Any waiver granted by Good Times shall be subject to Good Times' continuing review, may subsequently be revoked for any reason effective upon Developer's receipt of 10 days prior notice, and shall be without prejudice to any other rights Good Times may have.

12.  SEVERABILITY AND CONSTRUCTION

12.1          If any provision of this Agreement or the application of any provision to any person or to any circumstances shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of such provision to any other person or circumstance, all of which other provisions shall remain in full force and effect.  It is the intention of Good Times and Developer that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.  With regard to any provision of this Agreement which is deemed invalid or unenforceable by any court or other arbiter of disputes, such court or arbiter is directed to and shall modify the provision to the least possible extent in order to make the provision enforceable.

12.2          All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

12.3          All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgements, promises, covenants, agreements and obligations herein made or undertaken by Developer shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of Developer.

12.4          This Agreement may be executed in several parts, and each copy so executed shall be deemed an original.

13.  ENTIRE AGREEMENT - APPLICABLE LAW

13.1          This Agreement constitutes the entire agreement between Good Times and Developer with respect to the subject matter hereof, and this Agreement supersedes all prior agreements between Good Times and Developer in connection with the subject matter of this Agreement.  No officer, employee or other servant or agent of Good Times or Developer is authorized to make any representation, warranty or other promise not contained in this Agreement.  No change, amendment, modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon Good Times or Developer unless in writing and signed by Good Times and Developer.

13.2          The situs of this Agreement shall be the State of Colorado, and all rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Colorado.  Any dispute arising out of this Agreement shall be heard in the state and federal courts in Colorado and the parties hereby waive any defense they may have to the jurisdiction of or venue in such courts.

14.  ACKNOWLEDGEMENTS

DEVELOPER ACKNOWLEDGES THAT:

DEVELOPER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE BUSINESS CONTEMPLATED BY THIS AGREEMENT AND RECOGNIZES THAT IT INVOLVES BUSINESS RISKS MAKING THE SUCCESS OF THE VENTURE LARGELY DEPENDENT UPON THE BUSINESS ABILITIES OF DEVELOPER.  GOOD TIMES EXPRESSLY DISCLAIMS THE MAKING OF, AND DEVELOPER ACKNOWLEDGES THAT IT HAS NOT RECEIVED OR RELIED UPON, ANY WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

DEVELOPER HAS NO KNOWLEDGE OF ANY REPRESENTATION BY GOOD TIMES OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS OR SERVANTS ABOUT THE BUSINESS CONTEMPLATED BY THIS AGREEMENT THAT ARE CONTRARY OR IN ADDITION TO THE TERMS OF THIS AGREEMENT OR THE DOCUMENTS INCORPORATED HEREIN, AND FURTHER REPRESENTS TO GOOD TIMES, AS AN INDUCEMENT TO ITS ENTRY INTO THIS AGREEMENT, THAT IT HAS MADE NO MISREPRESENTATIONS IN OBTAINING THIS AGREEMENT.

DEVELOPER ACKNOWLEDGES THAT IT HAS RECEIVED THIS AGREEMENT, THE ATTACHMENTS HERETO AND AGREEMENTS RELATING HERETO, IF ANY, AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.  DEVELOPER FURTHER ACKNOWLEDGES THAT IT HAS RECEIVED THE DISCLOSURE DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL TRADE COMMISSION ENTITLED "DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES" AT LEAST 10 BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT IS EXECUTED.

DEVELOPER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THIS AGREEMENT, THE ATTACHMENTS HERETO, AND AGREEMENTS RELATING THERETO, IF ANY, AND THAT GOOD TIMES HAS ACCORDED DEVELOPER AMPLE TIME AND OPPORTUNITY TO CONSULT WITH ADVISORS OF DEVELOPER'S OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT; PROVIDED, HOWEVER, THAT DEVELOPER HAS BEEN ADVISED BY GOOD TIMES TO SEEK ADVICE FROM LEGAL AND TAX COUNSEL TO EVALUATE ITS INVESTMENT IN THE DEVELOPMENT AREA AND THE RESTAURANTS TO BE ESTABLISHED HEREUNDER.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

ATTEST:                                                                    Good Times Drive Thru Inc.

________________________________________   By:       /s/ Boyd E. Hoback

Secretary                                                                          Boyd E. Hoback, President

ATTEST:                                                                     zen PARTNERS, llc

________________________________________   By:       /s/ Peter B. Cole

Title:                                                                                 Peter B. Cole, Manager

EXHIBIT A

TO DEVELOPMENT AGREEMENT

BETWEEN GOOD TIMES DRIVE THRU INC.

AND ZEN INVESTORS, LLC

            The Development Area, as referred to in Section 1.1 of the Development Agreement, is described below by geographic boundaries and on the attached map and shall consist of the following area or areas:

Douglas and Sarpy Counties in Nebraska and

Pottawattamie, Story, Dallas, and Polk Counties in Iowa

1

EXHIBIT B

TO DEVELOPMENT AGREEMENT

FORM OF FRANCHISE AGREEMENT

 B-1

EXHIBIT C

TO DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

Unit Number	Site Acquisition Deadline
1.	December 31, 2008
2.	December 31, 2008
3.	December 31, 2009
4.	December 31, 2009
5.	December 31, 2009
6.	December 31, 2010
7.	December 31, 2010
8.	December 31, 2011
9.	December 31, 2011
10.	December 31, 2012

C-1